EXHIBIT 10.6

Confidential                                                                                                                    Execution Version

FINDER’S FEE AGREEMENT

between

STRANDED OIL RESOURCES CORPORATION, a Delaware corporation

and

LAREDO OIL, INC., a Delaware corporation

___________________________

Dated as of June 14, 2011
___________________________

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FINDER’S FEE AGREEMENT

THIS FINDER’S FEE AGREEMENT (this “Agreement”) is dated as of June 14, 2011 (“Agreement Date”), and is between STRANDED OIL RESOURCES CORPORATION, a Delaware corporation (the “Company”) and LAREDO OIL, INC., a Delaware corporation (“Laredo”).

RECITALS

WHEREAS, concurrently herewith the Company and Laredo are entering into a certain License Agreement dated of even date herewith (“Laredo License Agreement”) pursuant to which the Company will obtain from Laredo an exclusive license (“Laredo License”) to use and exploit certain intellectual property owned by Laredo and Mark See, an individual (“MS”), relating to the UGD Process and the Selection Process under the terms and conditions set forth in the Laredo License Agreement;

WHEREAS, concurrently herewith, Laredo and MS are entering into a certain License Agreement of even date herewith (“MS-Laredo License Agreement”) pursuant to which MS grants to Laredo an exclusive license to use the “Licensed Intellectual Property” defined therein solely for the purpose of including such “Licensed Intellectual Property” in the Licensed Intellectual Property which is the subject of the Laredo License Agreement;

WHEREAS, concurrently herewith the Company and Laredo are entering into a certain Management Services Agreement of even date herewith (“Management Services Agreement”);

WHEREAS, concurrently herewith the Company and Laredo are entering into a certain Additional Interests Grant Agreement of even date herewith (“Additional Interests Grant Agreement”);

WHEREAS, concurrently herewith, Licensee and Alleghany Capital Corporation, a Delaware corporation (“Alleghany”) are executing and delivering a certain Funding Agreement of even date herewith (“Funding Agreement”);

WHEREAS, Laredo and Sunrise Securities Corp. (“Sunrise”) have entered into a certain agreement dated November 19, 2010 (“Sunrise Agreement”);

WHEREAS, under the terms of the Sunrise Agreement, Laredo has agreed to pay certain finder’s fees to Sunrise, subject to the terms and conditions of the Sunrise Agreement; and

WHEREAS, the Company has agreed to fund payment by Laredo to Sunrise of the finder’s fees described in Exhibit A attached hereto (“Finder’s Fees”), subject to the terms and conditions of this Agreement, if and when any such Finder’s Fees are due and payable by Laredo to Sunrise;

NOW, THEREFORE, in consideration of the mutual covenants and obligations set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Laredo, on the one hand, and the Company, on the other, hereby agree as follows:

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AGREEMENT

1.           Defined Terms

1.1           All terms not herein defined shall have the meaning attributed to them in the Laredo License Agreement.

1.2           As used in this Agreement, the following terms shall have the following meanings.

“Alleghany” means Alleghany Capital Corporation, a Delaware corporation.

“Effective Date” means the Agreement Date.

“Event of Default” means the existence or occurrence of any one or more of the following: (a) any breach or failure on the part of Laredo to perform one or more of its duties and obligations under this Agreement or any Related Agreement and, if such breach or failure is capable of being cured or remedied, such breach or failure is not cured or remedied (i) within thirty (30) days after Laredo receives written notice of such breach or failure or (ii) if any other cure period for such breach or failure is expressly set forth in this Agreement or any Related Agreement, within such cure period expressly set forth in this Agreement or any Related Agreement; (b) the breach or inaccuracy of any representation or warranty made by Laredo in this Agreement or any Related Agreement and, if such breach or inaccuracy is capable of being cured or remedied, such breach or inaccuracy is not cured or remedied (i) within thirty (30) days after Laredo receives written notice of such breach or inaccuracy or (ii) if any other cure period for such breach or inaccuracy is expressly set forth in this Agreement or any Related Agreement, within such cure period expressly set forth in this Agreement or any Related Agreement; (c) any breach or failure on the part of Laredo to perform one or more of its duties and obligations under any other written agreement with any Person other than the Company if such breach or failure materially and adversely affects or is reasonably expected to materially and adversely affect Licensor’s ability to perform its duties and obligations under this Agreement or any Related Agreement; (d) any MS-Laredo Event of Default; and/or (e) any termination of the Laredo License Agreement, the MS-Laredo License Agreement and/or the Management Services Agreement, including, without limitation, any such termination or deemed termination in any bankruptcy proceeding.

“MS-Laredo Event of Default” shall have the meaning set forth in the Laredo License Agreement.

“Person” or “person” means any individual, sole proprietorship, corporation, limited liability company, general partnership, limited partnership, limited liability partnership, trust, association, fund, firm or other entity.

“Related Agreements” means and includes all of the following: (a) the Management Services Agreement; (b) that certain Loan Agreement dated as of November 22, 2010 between Alleghany Capital Corporation and Laredo; (c) that certain Senior Promissory Note dated November 22, 2010 made by Laredo; (d) that certain Loan Agreement dated as of April 6, 2011 between Alleghany Capital Corporation and Laredo; (e) that certain Senior Promissory Note dated April 6, 2011 made by Laredo; and (f) the Laredo License Agreement; (g) the MS-Laredo License Agreement; (h) the “MS License” (as this term is defined in the Laredo License Agreement); (i) the Additional Interests Grant Agreement; and (j) any other written agreement entered into either as of the Effective Date or after the Effective Date between the Company and/or its Affiliates, on the one hand, and Laredo and/or its Affiliates, on the other hand.

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2.           Funding of Finder’s Fees

2.1           Finder’s Fee Notice.

(a)           From time to time during the Term, Laredo shall give the Company at least thirty (30) days prior written notice of the date on which any Finder’s Fees are due and payable to Sunrise during the Term pursuant to the terms and conditions of the Sunrise Agreement (“Finder’s Fee Notice”).

(b)           Each such Finder’s Fee Notice shall set forth in reasonable detail the calculation of the amount of Finder’s Fees due and payable to Sunrise.

(c)           Each such Finder’s Fee Notice shall also include a representation and warranty on the part of Laredo that the amount of the Finder’s Fees referred to in the Finder’s Fee Notice is due and payable to Sunrise in accordance with the terms and conditions of the Sunrise Agreement.

(d)           Each such Finder’s Fee Notice shall include wire transfer instructions from Sunrise setting forth the Sunrise account to which the payment of the Finder’s Fees should be made (“Sunrise Account”).

2.2           Payment.  If the Company does not in good faith have any objections to the Finder’s Fee Notice and the amounts set forth therein, then the Company shall, on behalf and for the account of Laredo, remit payment of the Finder’s Fees set forth in each such Finder’s Fee Notice to Sunrise by wire transfer to the Sunrise Account.  All amounts funded or contributed by Alleghany to the Company for purposes of enabling the Company to remit payment of the Finder’s Fees set forth in each such Finder’s Fee Notice as provided above shall constitute “Preferred Stock Capital” (as this term is defined in the Laredo License Agreement).

3.           Indemnification by Laredo.

3.1           Indemnification by Laredo.  Laredo shall indemnify, hold harmless and defend, with counsel selected by Laredo, and approved by the Company, which approval shall not be unreasonably withheld, the Company and each of its past, present and future directors, officers, employees, agents, representatives, attorneys, subsidiaries, partners, parent and affiliated entities and their respective predecessors, successors, and assigns (collectively with the Company, the “Company Indemnitees”) from and against any and all claims, demands, liabilities, losses, damages, rights of action, causes of action, costs and expenses, charges, fines, penalties, awards, judgments and assessments (including, without limitation, reasonable attorneys’ fees, court costs and litigation expenses) (collectively, the “Claims and Losses”) suffered or incurred or otherwise asserted against any Company Indemnitee, if such Claims and Losses are in connection with, or arise out of, or result from, or are claimed to be in connection with, arise out of or result from, in whole or in part, any of the following: (a) any breach of or failure of performance with respect to any covenant or agreement required to be performed by Laredo under this Agreement; (b) the inaccuracy or breach of any representation or warranty made by or on behalf of Laredo under this Agreement; and (c) any Claim asserted, filed or brought by Sunrise.

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3.2           Indemnification By the Company.  The Company shall indemnify, hold harmless and defend, with counsel selected by the Company, and approved by Laredo, which approval shall not be unreasonably withheld, Laredo and each of its past, present and future directors, officers, employees, agents, representatives, attorneys, subsidiaries, partners, parent and affiliated entities and their respective predecessors, successors, and assigns (collectively with Laredo, the “Laredo Indemnitees”) from and against any and all Claims and Losses suffered or incurred or otherwise asserted against any Laredo Indemnitee, if such Claims and Losses are in connection with, or arise out of, or result from, or are claimed to be in connection with, arise out of or result from, in whole or in part, any of the following: (a) any breach or failure of performance with respect to any covenant or agreement required to be performed by the Company under this Agreement; and (b) the inaccuracy or breach of any representation or warranty made by or on behalf of the Company under this Agreement.

3.3           Procedures.

(a)           Third Party Claims.

(i)           In order for a Person (the “Indemnified Party”) to be entitled to any indemnification provided for under this Section 3.3(a) in respect of, arising out of or involving a claim made by any third Person against the Indemnified Party (a “Third Party Claim”), such Indemnified Party must notify the Person obligated to provide indemnification under this Section 3.3(a) (the “Indemnifying Party”) in writing of the Third Party Claim promptly following receipt by such Indemnified Party of written notice of the Third Party Claim; provided, however, that failure to give such notification shall not affect the indemnification provided under this Agreement except to the extent the Indemnifying Party shall have been prejudiced as a result of such failure.  Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, promptly following the Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Third Party Claim.

(ii)           If a Third Party Claim is made against an Indemnified Party, the Indemnifying Party shall be entitled to assume the defense thereof by written notice to the Indemnified Party within ten (10) days after the Indemnifying Party’s receipt of the notice of the Third Party Claim contemplated by paragraph (i) above with counsel selected by the Indemnifying Party, in its sole and absolute discretion, and approved by the Indemnified Party, which approval shall not be unreasonably withheld; provided that such counsel is not reasonably objected to by the Indemnified Party; and provided further that notwithstanding the foregoing, the Indemnifying Party shall not be entitled to assume control of such defense and, instead, shall pay the reasonable legal fees, costs and expenses of counsel retained by the Indemnified Party if (A) the claim for indemnification relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation, (B) the claim seeks an injunction or equitable relief against the Indemnified Party, (C) the Indemnifying Party failed or is failing to reasonably prosecute or defend such claim, (D) assuming such claim is determined adversely, such claim could reasonably be expected to give rise to Losses which such Indemnifying Party is unable to pay or which could be reasonably expected to exceed the ability of such Indemnifying Party to pay, or (E) in the Indemnified Party’s reasonable judgment based upon a written opinion from such Indemnified Party’s counsel, a conflict of interest between the Indemnified Party and the Indemnifying Party exists with respect to the claim.

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(iii)           If the Indemnifying Party assumes the defense of a Third Party Claim, (1) the Indemnifying Party shall not be liable to the Indemnified Party for any legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof and (2) in addition to the rights set forth in subparagraph (iv) below, the Indemnified Party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party.  The Indemnifying Party shall be liable for the fees, costs and expenses of counsel employed by the Indemnified Party for any period during which the Indemnifying Party has not assumed the defense thereof (including in respect of Third Party Claims the defense of which the Indemnifying Party was not entitled to assume or continue in accordance with the second proviso of the first sentence of paragraph (ii)).

(iv)           The Indemnified Party shall have the right to control the defense of any Third Party Claim, including any Third Party Claim the defense of which has been assumed by the Indemnifying Party.  Without limiting the generality of the foregoing, all important legal and strategic decisions with respect to the defense of such Third Party Claim shall be made by the Indemnified Party and the Indemnifying Party shall not admit any liability with respect to any Third Party Claim, or settle, compromise or discharge any Third Party Claim, in each case without the prior written consent of the Indemnified Party.

(v)           If the Indemnifying Party assumes the defense of a Third Party Claim, all the Indemnified Parties shall cooperate in the defense or prosecution thereof.  Such cooperation shall include the retention and (upon the Indemnifying Party’s request) provision to the Indemnifying Party of records and information that are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any materials provided hereunder.

(vi)           The indemnification with respect to an Indemnifying Party’s obligation to pay legal fees and other costs and expenses of defense of a Third Party Claim required by this Section 3.3(a) shall be made by periodic payments of the amount thereof during the course of the investigation or defense of the Third Party Claim, as and when bills are received.

(vii)           All claims under this Section 3 other than Third Party Claims shall be governed by Section 3.3(b) below.

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(b)           Direct Claims.  If any Indemnified Party should have a claim against any Indemnifying Party under this Section 3 that does not involve a Third Party Claim being asserted against or sought to be collected from such Indemnified Party (any such claim, a “Direct Claim”), the Indemnified Party shall deliver notice of such Direct Claim with reasonable promptness to the Indemnifying Party (which notice shall set forth in reasonable detail the basis upon which such Indemnified Party believes it is entitled to indemnification pursuant to this Section 3 and the amount of Losses it is seeking recovery from the Indemnified Party); provided that the failure to give such notification shall not affect the indemnification provided under this Agreement, except to the extent the Indemnifying Party shall have been prejudiced as a result of such failure.  If the Indemnifying Party does not notify the Indemnified Party within thirty (30) calendar days following its receipt of such notice that the Indemnifying Party disputes its liability to the Indemnified Party under the applicable provisions of this Section 3, such Direct Claim specified in such notice shall be conclusively deemed a liability of the Indemnifying Party under the applicable provision of this Section 3, and the Indemnifying Party shall pay the amount of such liability to the Indemnified Party on demand or, in the case of any notice in which the amount of the Direct Claim (or any portion thereof) is estimated, on such later date when the amount of such Direct Claim (or such portion thereof) becomes finally determined.  If the Indemnifying Party has timely disputed its liability with respect to such Direct Claim as provided above, the Company, on the one hand, and Laredo, on the other hand, shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved within the foregoing thirty (30) day period through negotiations, such dispute shall be resolved by litigation in an appropriate court of competent jurisdiction.

4.           Miscellaneous

4.1           No Liability Under Sunrise Agreement; No Third Party Beneficiaries.

(a)           Notwithstanding anything which may be contained in this Agreement or in any Related Agreement, neither the Company nor Alleghany, nor any of their Affiliates, shall have any liability or responsibility whatsoever under or in respect of the Sunrise Agreement or any amounts or other consideration payable by Laredo pursuant to the terms and conditions of the Sunrise Agreement.

(b)           This Agreement is not intended to and shall not confer upon any Person (other than the Company and Laredo) or otherwise give any Person (other than the Company and Laredo), directly or indirectly, any right, benefit, remedy or claim under or in respect of this Agreement, or the performance by any party hereto of their duties and obligations under this Agreement, and no such Person shall have any right to enforce any provisions of this Agreement.  For avoidance of doubt, this Agreement is not intended to and shall not confer upon Sunrise any right, benefit, remedy or claim under or in respect of this Agreement.

4.2           Governing Law.  This Agreement shall be governed by, and construed and interpreted, in accordance with the internal laws of the State of New York without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of New York to the rights and duties of the parties.

4.3           Force Majeure.  No party shall be held responsible for any delay or failure in performance under this Agreement to the extent caused by strikes, embargoes, unexpected governmental and/or regulatory requirements (including, without limitation, moratoriums), court, administrative or governmental orders or decrees (including, without limitation, injunctions and/or cease and desist orders), civil or military authorities, acts of God, earthquake, or by the public enemy, or other causes reasonably beyond such party’s control and without such party’s fault or negligence (“Force Majeure Event(s)”).  The affected party shall notify each unaffected party as soon as reasonably possible of the existence of such Force Majeure Event.  Any time period for the performance by the affected party of any duties and obligations under this Agreement, and any time period for the satisfaction or accomplishment of any condition, event, milestone or deadline, including, without limitation, those associated with a Development Failure, shall be extended for a period of time equal to the duration of the Force Majeure Event(s).  In addition, the affected party shall be excused from the performance of its obligations hereunder to the extent such performance is prevented or impeded by any such Force Majeure Event(s) for the duration of such Force Majeure Event(s).

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4.4           Assignment.

(a)           Notwithstanding anything to the contrary in this Agreement, Laredo shall not, directly or indirectly, either voluntarily or involuntarily, by merger, operation of law or otherwise, assign, or suffer or permit an assignment of, its rights or obligations under or its interests in this Agreement, without the express prior written consent of the Company, which the Company may withhold in its sole discretion.  Any purported assignment by Laredo without the express prior written consent of the Company shall be null and void.  For the purposes of this Section, the terms “assign” and “assignment” shall be deemed to include, without limitation, a Change of Control or the voluntary or involuntary dissolution or liquidation of Laredo.  Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and permitted assigns.

(b)           Notwithstanding anything to the contrary in this Agreement, the Company shall not, directly or indirectly, either voluntarily or involuntarily, by merger, operation of law or otherwise, assign, or suffer or permit an assignment of, its rights or obligations under or its interests in this Agreement, without the express prior written consent of Laredo, which Laredo may withhold in its sole and absolute discretion, and any purported assignment by the Company without the express prior written consent of Laredo shall be null and void; provided, however, that any assignment or transfer by the Company, directly or indirectly, of its rights or obligations under or its interests in this Agreement either in connection with a Corporate Event or to any one or more Affiliates of the Company shall not require the prior consent or approval, written or otherwise, of Laredo and any such assignment or transfer shall be permitted and effective without such consent or approval.  Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and permitted assigns.

4.5           Notices.  Any notice, report, communication or consent required or permitted by this Agreement shall be in writing and shall be sent (a) by prepaid registered or certified mail, return receipt requested, (b) by overnight express delivery service by an internationally recognized courier, for next business day delivery, or (c) via confirmed facsimile or telecopy, followed within fourteen (14) days by a copy mailed in the preceding manner, addressed to the other party at the address shown below or at such other address for which such party gives notice hereunder.  Such notice will be deemed to have been given when actually delivered or, if delivery is not accomplished by some fault of the addressee, when tendered.

If to Laredo:

Laredo Oil, Inc.
111 Congress Avenue, Suite 400
Austin, Texas 78701
Facsimile:  817.753.2091
Attention:  Mark See, Chief Executive Officer

With a copy to:

James L. Rice III, Esq.

Akin Gump Strauss Hauer & Feld LLP

1111 Louisiana Street, 44th Floor

Houston, Texas  77002-5200

Facsimile: 713.236.0822

If to the Company:

Stranded Oil Resources Corporation
c/o Alleghany Capital Corporation
7 Times Square Tower, 17th Floor
New York, NY  10036
Facsimile:  212.759.8149
Attention:  Mr. David Van Geyzel

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With a copy to:

Alleghany Corporation
7 Times Square Tower, 17th Floor
New York, NY  10036
Facsimile:  212.759.3295
Attention:  Christopher K. Dalrymple, Vice President and General Counsel

4.6           Modification; Waiver.  This Agreement may not be altered, amended or modified in any way except by a writing signed by the parties hereto.  The failure of a party to enforce any rights or provisions of this Agreement shall not be construed to be a waiver of such rights or provisions, or a waiver by such party to thereafter enforce such rights or provision or any other rights or provisions hereunder.  No waiver shall be effective unless made in writing and signed by the waiving parties.

4.7           Severability. If any provision of this Agreement is found by a court of competent jurisdiction to be void, invalid or unenforceable, the same shall be reformed to comply with applicable law or stricken if not so conformable, so as not to affect the validity or enforceability of this Agreement; provided that if such reformation or striking would materially change the economic benefit of this Agreement to the parties hereto, such provision shall be modified in accordance with this Section 4.7 to obtain a legal, valid and enforceable provision and provide an economic benefit to the parties hereto that most nearly effects the parties’ intent in entering into this Agreement.

4.8           Entire Agreement.  The parties hereto acknowledge that this Agreement, together with the exhibit attached hereto, sets forth the entire agreement and understanding of the parties as to the subject matter hereof, and supersedes all prior and contemporaneous discussions, agreements and writings in respect hereto.

4.9           Headings.  The section and paragraph headings contained in this Agreement are for the purposes of convenience only, and are not intended to define or limit the contents of the sections or paragraphs to which such headings apply.

4.10           Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument, binding on all parties hereto.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective duly authorized representatives as of the Agreement Date.

LAREDO LAREDO OIL, INC., a Delaware corporation By: ______________________ Name: ___________________ Title: ____________________	COMPANY STRANDED OIL RESOURCES CORPORATION, a Delaware corporation By: ______________________ Name: ___________________ Title: ____________________

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